Liberty Energy Inc. Announces Fourth Quarter and Full Year 2022 Financial and Operational Results
January 25, 2023
Denver - (Business Wire) - Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today fourth quarter and full year 2022 financial and operational results.
Summary Results and Highlights
•Revenue of $4.1 billion, a 68% increase over the prior year, and net income1 of $400 million, or $2.11 fully diluted earnings per share, for the year ended December 31, 2022
•Adjusted EBITDA2 of $860 million for the year ended December 31, 2022
•Fourth quarter revenue of $1.2 billion, a 3% sequential increase, and net income1 of $153 million, or $0.82 fully diluted earnings per share, for the quarter ended December 31, 2022
•Adjusted EBITDA2 of $295 million for the quarter ended December 31, 2022, a 7% sequential increase
•Initiated the commercial deployment of high-performance, low-emission digiFrac™ pumps, the industry’s first purpose-built fully integrated electric frac pump with high power density
•Returned $134 million to shareholders in the second half of 2022 through a combination of share repurchases and a quarterly cash dividend reinstated in the fourth quarter of 2022
•Repurchased 4.4% of outstanding shares at an average price of $15.29, or $125 million in total, since July 2022
•Increased share repurchase authorization to $500 million, with $375 million of authorization remaining

“Liberty achieved outstanding returns in 2022 with the highest earnings per share in company history. Full-year Adjusted Pre-Tax Return on Capital Employed (“ROCE”)3 and Cash Return on Capital Invested (“CROCI”)4 were each at 31%, and both accelerated as the year progressed. These results demonstrate the enhanced earnings power of our diversified platform and technology portfolio and the profitability potential over the longer duration cycle ahead,” commented Chris Wright, Chief Executive Officer. “Our strong conviction in the outlook and growing free cash flow led us to launch and expand a sector-leading return of capital strategy in 2022 with a share repurchase program and the reinstatement of our quarterly cash dividend. During the second half of 2022, we returned a combined $134 million in share repurchases and dividend payments to shareholders, retiring 4.4% of outstanding shares. Our confidence continues today spurring us to double the size of our share repurchase authorization.”
“Our 2022 financial performance illustrated the value creation of our actions over the pandemic years, including transformative transactions, technology innovation, and investment in the extraordinary talent at Liberty for future success,” continued Mr. Wright. “Together, the Liberty team achieved new operational records in the midst of tight labor and supply chain markets. We always strive to raise the bar of elite service quality and performance in the industry.”
“Our relentless focus on maximizing total return for shareholders reflects our team’s commitment to expanding our competitive advantages by investing in technology and vertical integration, balanced with returning capital to shareholders,” said Mr. Wright. “In late 2022, we began the commercial deployment of digiFrac electric pumps, developed over the past few years with a technically superior engineering design for the operational conditions of the frac site. We are thrilled to bring our customers the highest quality and efficiency frac services with the lowest emissions profile.”
1    Net income attributable to controlling and non-controlling interests.
2    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
3    Adjusted Pre-Tax Return on Capital Employed (“ROCE”) is a non-U.S. GAAP operational measure. Please see the supplemental financial information in the table under “Calculation of Adjusted Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.
4    Cash Return on Capital Invested (“CROCI”) is a non-U.S. GAAP operational measure. Please see the supplemental financial information in the table under “Calculation of Cash Return on Capital Invested” at the end of this earnings release.

Outlook
The frac market is currently tight in all the shale basins. To date there has not been any significant reduction in activity in the natural gas regions despite a significant drop in gas prices. We do expect to see some industry pullback in response to gas prices and, if necessary, Liberty would move any spare capacity to oilier areas where demand for our services significantly outstrips our current supply.
While markets are preparing for the most widely anticipated recession in nearly 50 years, tumult in global oil supply coupled with today’s rather low spare global production capacity imply a strong need for North American barrels in the coming years. Today’s low spare production capacity is the inevitable result from years of underinvestment in upstream oil and gas production. The gradual reopening of China and rising global travel are expected to drive incremental demand for oil, even if balanced against slowing economic activity. Oil supply growth remains challenged as the release of U.S. strategic petroleum reserves subsides, the impact of the Russian oil products export embargo hits next month, and reduced investment across the Russian industry gradually impacts production.
The fundamental outlook for North American hydrocarbons is the healthiest Liberty has seen in our 12-year history. Against this strong backdrop, we expect many possible bumps in the road like softening natural gas activity and an elevated recession risk. However, the multi-year outlook for North American activity is robust. Currently our customers and competitors are investing with discipline, keeping capacity flat to only very modest growth.
E&P customers continue to see attractive drilling returns, particularly in oil, even as breakeven prices have increased from the pandemic lows. The majors are redirecting capital spending to North America and domestic E&P operators’ pronouncements of returns targets infer a continuation of resource development to at least offset natural production declines. As North American oil and gas production reaches new heights, there is a rising level of frac activity required to simply keep our customers’ production flat.
Two factors summarize today’s frac market: full utilization of existing frac capacity and strong demand for gas-powered fleets that significantly reduce fuel costs – natural gas is much cheaper than diesel – while driving down frac fleet emissions. This transition to natural gas-powered fleets is happening at a measured pace, roughly aligned with the attrition of the industry’s older generation diesel frac capacity.
Today’s tight frac market creates a sense of urgency among E&P operators to align with top tier partners for both differential long-term technology and outstanding service quality required to deliver on their production goals. Over the past few years, Liberty’s team has rapidly innovated to develop the most technically advantaged frac fleet with digiFrac, and 2022 marks the first commercial deployment of these game changing pumps. Liberty continues to diversify its offering with an exciting suite of new technology developments that offer fit-for-purpose scale and technologies for customers with differing needs.
“Looking ahead, we see a multi-year cycle where Liberty’s technology and culture can thrive. Our 11 year annual average Cash Return on Capital Invested (CROCI)4 of 23% since our company founding was achieved during a relatively tough period for our industry, and before we had developed the suite of differential technologies and services that we are now rolling out. Today, Liberty is creating opportunity through ingenuity and innovation not just in frac fleet technologies, but also in wet sand handling equipment, logistics software and systems to optimize supply chains, predictive software generating operational efficiencies, and so much more,” commented Mr. Wright. “We enter 2023 with significant competitive advantages that enable strong partnerships with the best producers and drive demand for Liberty services far beyond our capacity to supply. These factors are likely to deliver rising free cash flow and strong returns to our shareholders in the years ahead.”
Share Repurchase Program
On January 24, 2023, the Board approved an increase to Liberty’s existing share repurchase authorization announced July 25, 2022 to $500 million, a $250 million increase from the originally authorized amount.
During the year ended December 31, 2022, Liberty repurchased and retired 8,185,890 shares of Class A common stock, representing 4.4% of shares outstanding at program commencement, for approximately $125 million. With this program expansion, total remaining authorization for future common share repurchases is approximately $375 million.
The shares may be repurchased from time to time in open market transactions, through block trades, in privately negotiated transactions, through derivative transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s common stock, the market price of the Company’s common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand, borrowings under its revolving credit facility and expected free cash flow to be generated through the authorization period.
Quarterly Cash Dividend
During the quarter ended December 31, 2022 the Company paid a quarterly cash dividend of $0.05 per share of Class A common stock, or approximately $9 million in aggregate to shareholders.
On January 24, 2023, the Board declared a cash dividend of $0.05 per share of Class A common stock, to be paid on March 20, 2023 to holders of record as of March 6, 2023.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
2022 Full Year Results
For the year ended December 31, 2022, revenue grew to $4.1 billion, an increase of 68% from $2.5 billion for the year ended December 31, 2021.
Net income before income taxes totaled $400 million for the year ended December 31, 2022 compared to a net loss before income taxes of $178 million for the year ended December 31, 2021. Net income before income taxes for the year ended December 31, 2022 included non-recurring transaction, severance and other costs of $6 million compared to $15 million for the year ended December 31, 2021.
Net income1 (after taxes) totaled $400 million for the year ended December 31, 2022 compared to a net loss1 (after taxes) of $187 million for the year ended December 31, 2021.
Adjusted EBITDA2 of $860 million for the year ended December 31, 2022, increased 612% from $121 million for the year ended December 31, 2021. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted earnings per share was $2.11 for the year ended December 31, 2022 compared to a fully diluted loss per share of $1.03 per share for the year ended December 31, 2021.
In 2021, cumulative net losses due to the Covid downturn resulted in the recognition of a valuation allowance on certain deferred tax assets and a related remeasurement of the liability under the tax receivable agreements (TRA Liability) resulting in a non-cash gain of $19 million. In 2022, recent cumulative earnings resulted in the release of the valuation allowance recorded in 2021 and a related remeasurement of the TRA Liability for a non-cash loss of $76 million.
Fourth Quarter Results
For the fourth quarter of 2022, revenue grew to $1.2 billion, an increase of 3% from $1.2 billion in the third quarter of 2022.

Net income before income taxes totaled $149 million for the fourth quarter of 2022 compared to $150 million for the third quarter of 2022.
Net income1 (after taxes) totaled $153 million for the fourth quarter of 2022 compared to $147 million in the third quarter of 2022.
Adjusted EBITDA2 of $295 million for the fourth quarter of 2022 increased 7% from $277 million in the third quarter of 2022. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted earnings per share was $0.82 for the fourth quarter of 2022 compared to $0.78 for the third quarter of 2022.
Balance Sheet and Liquidity
As of December 31, 2022, Liberty had cash on hand of $44 million, an increase from third quarter levels, and total debt of $218 million including $115 million drawn on the secured asset-based revolving credit facility (“ABL Facility”), net of deferred financing costs and original issue discount. Total liquidity, including availability under the credit facility, was $351 million as of December 31, 2022.
In January 2023, Liberty amended its ABL Facility to provide for a $100 million increase in aggregate commitments to $525 million. Availability under the amended ABL Facility is subject to a borrowing base, supported by receivables and inventory. In conjunction with the credit facility amendment, Liberty retired its $105 million term loan due September 2024, with cash and ABL Facility availability.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday, January 26, 2023. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 3034644. The replay will be available until February 2, 2023.
About Liberty
Liberty is a leading North American energy services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, ROCE, and CROCI. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, costs of asset acquisitions, gain or loss on the disposal of assets, bad debt reserves, transaction, severance, and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, the gain on investments, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.
We define Adjusted Pre-Tax Return on Capital Employed (“ROCE”) as the ratio of pre-tax net income (adding back income tax and tax receivable agreement impacts) for the twelve months ended December 31, 2022 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of December 31, 2022 and December 31, 2021. Cash Return on Capital Invested (“CROCI”) is defined as the ratio of Adjusted EBITDA to the average of the beginning and ending period Gross Capital Invested (total assets plus accumulated depreciation and depletion less non-interest bearing current liabilities). ROCE and CROCI are presented based on our management’s belief that these non-GAAP measures are useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE and CROCI for that purpose. ROCE and CROCI are not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on February 22, 2022 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contacts:
Michael Stock
Chief Financial Officer

Anjali Voria, CFA
Strategic Finance & Investor Relations Lead

303-515-2851
IR@libertyfrac.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,225,592	$1,188,247	$683,735	$4,149,228	$2,470,782
Costs of services, excluding depreciation, depletion, and amortization shown separately	890,846	874,453	635,352	3,149,036	2,249,926
General and administrative	49,087	50,473	35,363	180,040	123,406
Transaction, severance, and other costs	544	1,767	2,965	5,837	15,138
Depreciation, depletion, and amortization	88,213	82,848	71,635	323,028	262,757
(Gain) loss on disposal of assets	(1,562)	(4,277)	1,855	(4,603)	779
Total operating expenses	1,027,128	1,005,264	747,170	3,653,338	2,652,006
Operating income (loss)	198,464	182,983	(63,435)	495,890	(181,224)
Loss (gain) on remeasurement of liability under tax receivable agreements (1)	42,958	28,900	(10,787)	76,191	(19,039)
Gain on investments	—	(2,525)	—	(2,525)	—
Interest expense, net	6,756	6,773	4,075	22,715	15,603
Net income (loss) before taxes	148,750	149,835	(56,723)	399,509	(177,788)
Income tax (benefit) expense (1)	(4,430)	2,572	(186)	(793)	9,216
Net income (loss)	153,180	147,263	(56,537)	400,302	(187,004)
Less: Net income (loss) attributable to non-controlling interests	311	310	(948)	700	(7,760)
Net income (loss) attributable to Liberty Energy Inc. stockholders	$152,869	$146,953	$(55,589)	$399,602	$(179,244)
Net income (loss) attributable to Liberty Energy Inc. stockholders per common share:
Basic	$0.84	$0.79	$(0.31)	$2.17	$(1.03)
Diluted	$0.82	$0.78	$(0.31)	$2.11	$(1.03)
Weighted average common shares outstanding:
Basic	181,128	185,508	181,784	184,334	174,019
Diluted (2)	185,904	189,907	181,784	189,349	174,019

Other Financial and Operational Data
Capital expenditures (3)	$116,087	$95,047	$54,069	$428,241	$173,388
Adjusted EBITDA (4)	$295,474	$276,853	$20,626	$860,267	$120,892

(1)During the second quarter of 2021, the Company entered into a three-year cumulative pre-tax book loss driven primarily by Covid-19 which, applying the interpretive guidance to Accounting Standards Codification Topic 740 - Income Taxes, required the Company to recognize a valuation allowance against certain of the Company’s deferred tax assets. During the year ended December 31, 2022, the Company achieved three years of cumulative pre-tax income in the U.S. federal tax jurisdiction, management determined that there is sufficient positive evidence to conclude that it is more likely than not that the Company will realize the Company’s net deferred tax assets in the foreseeable future. For the year ended December 31, 2022 the Company recorded a release of the valuation allowance. In connection with both the recognition and release of a valuation allowance, the Company was also required to remeasure the liability under the tax receivable agreements.
(2)In accordance with U.S. GAAP, diluted weighted average common shares outstanding for the three months ended December 31, and September 30, 2022, and December 31, 2021, exclude weighted average shares of Class B common stock (38, 0, and 2,581, respectively) and restricted stock units (0, 0, and 4,039, respectively) outstanding during the period. For the year ended December 31, 2021 diluted weighted average common shares outstanding excludes 7,052 weighted average shares of Class B common stock and 3,589 weighted average restricted stock units outstanding during the period. (share counts presented in 000’s).
(3)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(4)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$43,676	$19,998
Accounts receivable and unbilled revenue	586,012	407,454
Inventories	214,454	134,593
Prepaids and other current assets	112,531	68,332
Total current assets	956,673	630,377
Property and equipment, net	1,362,364	1,199,287
Operating and finance lease right-of-use assets	139,003	128,100
Other assets	105,300	82,289
Deferred tax asset	12,592	607
Total assets	$2,575,932	$2,040,660
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$609,790	$528,468
Current portion of operating and finance lease liabilities	38,687	39,772
Current portion of long-term debt, net of discount	1,020	1,007
Total current liabilities	649,497	569,247
Long-term debt, net of discount	217,426	121,445
Long-term operating and finance lease liabilities	91,785	81,411
Deferred tax liability	1,044	563
Payable pursuant to tax receivable agreements	118,874	37,555
Total liabilities	1,078,626	810,221

Stockholders’ equity:
Common stock	1,791	1,860
Additional paid in capital	1,266,097	1,367,642
Retained earnings (accumulated deficit)	234,525	(155,954)
Accumulated other comprehensive loss	(7,396)	(306)
Total stockholders’ equity	1,495,017	1,213,242
Non-controlling interest	2,289	17,197
Total equity	1,497,306	1,230,439
Total liabilities and equity	$2,575,932	$2,040,660

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net income (loss)	$153,180	$147,263	$(56,537)	$400,302	$(187,004)
Depreciation, depletion, and amortization	88,213	82,848	71,635	323,028	262,757
Interest expense, net	6,756	6,773	4,075	22,715	15,603
Income tax (benefit) expense	(4,430)	2,572	(186)	(793)	9,216
EBITDA	$243,719	$239,456	$18,987	$745,252	$100,572
Stock-based compensation expense	5,982	6,112	4,855	23,108	19,946
Fleet start-up costs	3,833	7,420	2,751	17,007	2,751
Transaction, severance, and other costs	544	1,767	2,965	5,837	15,138
(Gain) loss on disposal of assets	(1,562)	(4,277)	1,855	(4,603)	779
Provision for credit losses	—	—	—	—	745
Loss (gain) on remeasurement of liability under tax receivable agreements	42,958	28,900	(10,787)	76,191	(19,039)
Gain on investments	—	(2,525)	—	(2,525)	—
Adjusted EBITDA	$295,474	$276,853	$20,626	$860,267	$120,892

Calculation of Cash Return on Capital Invested
	Twelve Months Ended
	December 31,
	2022	2021
Adjusted EBITDA (1)	$860,267
Gross Capital Invested
Total assets	$2,575,932	$2,040,660
Add back: Accumulated depreciation, depletion, and amortization	1,141,656	863,194
Less: Accounts payable and accrued liabilities	609,790	528,468
Total Gross Capital Invested	$3,107,798	$2,375,386

Average Gross Capital Invested (2)	$2,741,592
Cash Return on Capital Invested (3)	31%

(1)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” above.
(2)Average Gross Capital Invested is the simple average of Gross Capital Invested as of December 31, 2022 and 2021.
(3)Cash Return on Capital Invested is the ratio of Adjusted EBITDA, as reconciled above, for the twelve months ended December 31, 2022 to Average Gross Capital Invested.

Calculation of Adjusted Pre-Tax Return on Capital Employed
	Twelve Months Ended
	December 31,
	2022	2021
Net income	$400,302
Add back: Income tax benefit	(793)
Add back: Loss on remeasurement of liability under tax receivable agreements (1)	76,191
Adjusted Pre-tax net income	$475,700
Capital Employed
Total debt, net of discount	$218,446	$122,452
Total equity	1,497,306	1,230,439
Total Capital Employed	$1,715,752	$1,352,891

Average Capital Employed (2)	$1,534,322
Adjusted Pre-Tax Return on Capital Employed (3)	31%

(1)Loss on remeasurement of the liability under tax receivable agreements is a result of the release of the valuation allowance on the Company’s deferred tax assets and should be excluded in the determination of pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of December 31, 2022 and 2021.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of adjusted pre-tax net income for the twelve months ended December 31, 2022 to Average Capital Employed.

Reconciliation of Historical Net Income (Loss) to EBITDA and Adjusted EBITDA
	Year Ended December 31,
	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income (loss)	$(187,004)	$(160,674)	$74,864	$249,033	$168,501	$(60,560)	$(9,061)	$34,519	$8,881	$25,807
Depreciation, depletion, and amortization	262,757	180,084	165,379	125,110	81,473	41,362	36,436	21,749	12,881	5,875
Interest expense, net	15,603	14,505	14,681	17,145	12,636	6,126	5,501	3,610	1,139	—
Income tax (benefit) expense	9,216	(30,857)	14,052	40,385	—	—	—	—	—	—
EBITDA	$100,572	$3,058	$268,976	$431,673	$262,610	$(13,072)	$32,876	$59,878	$22,901	$31,682
Stock-based compensation expense	19,946	17,139	13,592	5,450	—	—	—	—	—	—
Fleet start-up costs	2,751	12,175	4,519	10,069	13,955	4,280	1,044	4,502	2,711	—
Transaction, severance, and other costs	15,138	21,061	—	834	4,015	5,877	446	—	—	—
(Gain) loss on disposal of assets	779	(411)	2,601	(4,342)	148	(2,673)	423	494	—	—
Provision for credit losses	745	4,877	1,053	—	—	—	6,424	—	—	—
Loss (gain) on remeasurement of liability under tax receivable agreements	(19,039)	—	—	—	—	—	—	—	—	—
Gain on investments	—	—	—	—	—	—	—	—	—	—
Adjusted EBITDA	$120,892	$57,899	$290,741	$443,684	$280,728	$(5,588)	$41,213	$64,874	$25,612	$31,682

Calculation of Historical Cash Return on Capital Invested
	Year Ended December 31,
	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Adjusted EBITDA (1)	$120,892	$57,899	$290,741	$443,684	$280,728	$(5,588)	$41,213	$64,874	$25,612	$31,682
Gross Capital Invested
Total assets	$2,040,660	$1,889,942	$1,283,429	$1,116,501	$852,103	$451,845	$296,971	$331,671	$174,813	$107,225	$35,699
Add back: Accumulated depreciation, depletion, and amortization	863,194	622,530	455,687	307,277	198,453	117,779	77,057	40,715	19,082	6,196	321
Less: Accounts payable and accrued liabilities	528,468	311,721	226,567	219,351	220,494	118,949	52,688	99,005	26,600	13,275	1,718
Total Gross Capital Invested	$2,375,386	$2,200,751	$1,512,549	$1,204,427	$830,062	$450,675	$321,340	$273,381	$167,295	$100,146	$34,302

Average Gross Capital Invested (2)	$2,288,069	$1,856,650	$1,358,488	$1,017,245	$640,369	$386,008	$297,361	$220,338	$133,721	$67,224
Cash Return on Capital Invested (3)	5%	3%	21%	44%	44%	(1)%	14%	29%	19%	47%
(1)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Historical Non-GAAP Financial and Operational Measures” above.
(2)Average Gross Capital Invested is the simple average of Gross Capital Invested as of the end of the current year and prior year.
(3)Cash Return on Capital Invested is the ratio of Adjusted EBITDA, as reconciled above, for the year then ended to Average Gross Capital Invested.